Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) and related Proxy Statement/Prospectus of The Boeing Company and to the incorporation by reference therein of our reports dated February 22, 2024, with respect to the consolidated financial statements of Spirit AeroSystems Holdings, Inc., and the effectiveness of internal control over financial reporting of Spirit AeroSystems Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Wichita, Kansas

November 27, 2024